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                                                                   EXHIBIT 10.61

                        [HARBOR SECURITIES LETTERHEAD]

October 24, 1996

Ms. Margaret E. Grayson
Vice President Finance
 and Chief Financial Officer
SPACEHAB, Incorporated
Suite 360
1595 Spring Hill Road
Vienna, Va. 22182

Dear Ms. Grayson:

This letter sets forth the terms pursuant to which Harbor Securities, Inc. (the "Agent") and its affiliates will be the exclusive financial advisor to SPACEHAB, Incorporated and its subsidiaries (hereinafter known as "SPACEHAB" or the "Company" for the purposes of this agreement) for the structuring and placement of financing for (i) certain acquisitions and (ii) the development of a double science module (the "Financing").

1. Scope of the Engagement. In connection with this engagement, the Agent's services will include, but not be limited to: assisting in due diligence; structuring the Financing(s); drafting the placement memorandum(a) (the "Memorandum(a)"); privately placing the Financing(s); negotiating the terms of the Financing(s); and closing the Transaction(s). All of the above are subject to the approval of SPACEHAB.

2. Compensation. In consideration of the Agent's services rendered hereunder, SPACEHAB agrees to pay the Agents placement fees as outlined below, payable at closing in cash.

TYPE OF FINANCING          FEE AS % OF PRINCIPAL AMOUNT
     Senior Debt                 1%
     Subordinated Debt           2%
     Equity*                     3%

*Equity may or may not constitute a part of the Financing(s)


During the engagement, SPACEHAB will pay, at the first of each month, a non refundable monthly retainer of $20,000 (such monthly retainer to be offset against the placement fee), plus reasonable out of pocket expenses. The first monthly retainer is due and payable on signing of this letter.


3. Confidentiality. Any information furnished to the Agent by the Company, unless such information is available to the public or otherwise available to the Agent, without


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restriction or breach of any confidentiality agreement, will be held by the
Agent in confidence and will not be disclosed by the Agent without the Company's prior approval.

4. Indemnification. SPACEHAB will indemnify and hold harmless the Agent and its affiliates, directors, officers, agents and employees against any claims, actions, proceedings, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with services rendered by the Agent under this agreement, and will reimburse the Agent for all such fees and expenses, including fees of counsel, as they are incurred by the Agent in connection with pending litigation whether or not the Agent is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to have resulted primarily from the Agent's gross negligence or bad faith. SPACEHAB also agrees that the Agent shall have no liability for claims, liabilities, damages, losses or expenses, including legal fees incurred by SPACEHAB unless they are determined by final judgment of a court of competent jurisdiction to have primarily resulted from the Agent's gross negligence or bad faith.

5. Termination. Either SPACEHAB or the Agent may terminate this agreement at any time by notifying the other party in writing. If SPACEHAB terminates the Agent and then subsequently consummates a financing which is similar in nature to that which is contemplated under this agreement within, a 12 month period following termination, with any financial institution or other potential investor contacted by the Agent on behalf of SPACEHAB and identified by the Agent prior to or at the time of termination, the Agent will be entitled to the fees defined in Paragraph 2. The Agent will keep SPACEHAB informed on its progress.

This engagement will begin on the date of signing this letter agreement and the receipt by the Agent of the first month's retainer fee. Please confirm that this letter agreement is in accordance with our understanding by signing and returning to the Agent an executed copy of this letter agreement which shall constitute a binding agreement.

Very truly yours,                   Accepted and Agreed:
Harbor Securities, Inc.             SPACEHAB, Incorporated


By: /s/ Robert W. Wright            By: /s/ Margaret E. Grayson
    -----------------------------       --------------------------------
    Robert W. Wright                Ms. Margaret E. Grayson
    President                       Vice President Finance
                                    and Chief Financial Officer


Date:                               Date:
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